Exhibit 10.64

December 22, 2004

Mr. Joseph P. Dwyer

3 Cordwood Court

East Northport, NY  11731

Dear Joe:

This letter is to confirm our offer of employment to you under the following terms and conditions to join AXS-One Inc. (“the Company”) as its Executive Vice President and Chief Financial Officer, reporting directly to me, based out of our Rutherford, NJ office, starting employment on or before December 31, 2004.

Salary:  Starting salary will be $10,416.66 semi-monthly, paid on the 15th and last business day of each month, which equates to 24 pay periods.

Bonus:  You will be eligible for a target bonus in 2005 of $100,000 for achievement of 100% of your target objectives (“Target Bonus”). These targets will be finalized within two weeks of your start date.  (Attached as Exhibit A and B is 2004’s bonus formula as an example).  Such bonus will be paid promptly following the computation of the relevant 2005 year-end financial metrics and at the same time that annual bonus payments are made to the other senior offices of the Company.  During subsequent years, your Target Bonus and bonus program(s) shall be agreed upon between you and the Company (and approved by the Compensation Committee of its Board of Directors), and both parties will use their best efforts to agree on such program(s) prior to January 31 of said year; provided, that if you and the Company are unable to reach agreement before March 31 of any calendar year, then the bonus program(s) in effect for the immediately preceding calendar year (adjusted only to ensure that you have a comparable ability to earn bonuses as under the preceding calendar year’s program(s)) shall also govern the current calendar year.

Signing Bonus:  You will be granted a $50,000 signing bonus as an inducement to accept employment with the Company and as a replacement for other amounts potentially waived from previous employment.  This will be paid to you within 15 days of your commencement of employment.

Stock Options:  You will be awarded a stock option grant of 300,000 shares of the Company’s common stock (“Stock Options”), and such options will have an exercise price equal to the closing market price on January 3, 2005.  The options will be granted pursuant to the terms and conditions of the AXS-One Stock Option Plan with vesting to occur over a four year period, with 25% vesting each year on the anniversary of the date of grant.  In addition, you will be granted 25,000 restricted shares of the Company’s common stock (“Restricted Stock”), pursuant to the

Company’s Stock Option Plan, within two weeks of your start date, to be valued on the date of grant at fair market value for tax purposes.  Such Restricted Stock will cliff vest in 5 years and will be subject to accelerated vesting based on specific objectives to be approved prior to the grant by the Compensation Committee.  You must be an active employee to vest these shares or the acceleration conditions must have been met or the Change of Control provisions must have been triggered.

Change of Control:  Upon the occurrence of a Change of Control of the Company, all Stock Options and Restricted Stock then granted to you which are unvested at the time of the Change of Control will be immediately vested and you shall have a period of 12 months to exercise such Stock Options.

As used herein, a “Change of Control” of the Company shall be deemed to have occurred:

(i)            Upon any person or group (within the meaning of applicable securities laws) acquiring or having beneficial ownership of more than 30% of the voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) of the Company (excluding only any person or group having a greater than 30% beneficial ownership as of the Commencement Date), whether as a result of a tender offer or otherwise; or

(ii)           Upon consummation of a merger or consolidation in which the Company or an affiliate of the Company is a constituent corporation and in which the Company’s stockholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting there from having less than a majority of the voting power of the Company or any such surviving or new corporation; or

(iii)          Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group or related persons.

Commuting/Accommodations: Given the fact that you will need to work out of the Rutherford, NJ office, the Company will reimburse you for the cost of your accommodations during the week if you need to stay in New Jersey.  You will also be given a car allowance of $750.00 per month for automobile expenses.

Severance Package:  If, at any time, the Company terminates your employment for any reason other than for cause, the Company will pay you a severance benefit equal to 3 months of your base salary payable in 6 semi-monthly installments.  The Company will continue to provide you with employee benefit coverage during the severance period.  Additionally, you will be entitled to receive any earned but unpaid salary and any unreimbursed business expenses.  For the purposes of this letter, “Cause” shall mean a termination of employment by the Company for any of the following reasons that remains uncured (if curable) for 10 days after your receipt of written notice thereof:  (1) gross misconduct or gross neglect of duties related to the Company; (ii) fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by you; (iii) your conviction of, or plea of nolo contendere to, a felony or other crime involving morale turpitude (other than as a result of a traffic violation); or (vi) a material breach by you of any provision of this letter or any other material breach of any agreement entered into with the Company.  “Cause” shall not include the failure to obtain the objective metrics set forth in the Company’s business plans.  If your employment is terminated by the Company for Cause, you shall not be entitled to receive any severance benefits, provided that you shall receive any amount of base salary earned but unpaid, through the date of your termination and any unreimbursed business expenses.

Benefits:  During your employment with the Company, you will be entitled to receive all such benefits and perquisites as are routinely provided to other comparable senior executives of the Company.  The Company reserves the right to modify, amend or terminate any such benefits at any time for any reason (provided such modification, amendment or termination is applicable to all executives receiving such benefits) but shall, in any case, provide reasonable health and disability benefits to Executive while Executive is a full-time employee of the Company.

Employment:  AXS-One is an equal opportunity employer.  In addition, it is understood that your employment is “at will”, as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party.

Confidentiality:  You agree that any confidential information that becomes available to you in the course of employment is the sole property of the Company and shall not be used by you for any purpose other than fulfilling your position’s objectives.  This applies while an active or inactive employee.  A partial list of items covered by confidentiality include:

• Employee Lists	• Technical Product Knowledge
• Customer Lists	• Confidential Financial Data
• Prospect Lists	• Product Price Lists
• Product Materials	• Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of two years after employment at the Company, except for customer lists and possible other technical data, which remains confidential indefinitely, unless the Company makes it available to the public.

Please countersign this offer of employment and Non-Disclosure Agreement and return the originals to me to officially indicate your acceptance.

This offer is contingent upon your review and acceptance of this offer letter, on or before December 31, 2004 and the execution of our Non-Disclosure Agreement.

Sincerely,

/s/ Bill Lyons

Bill Lyons
Chairman & Chief Executive Officer

I ACCEPT:

/s/ J.P. Dwyer	12/31/04
Joseph P. Dwyer	Date

Enclosures